Exhibit 99.1
Press Release
For Immediate Release
ITC Holdings Corp. Reports First Quarter 2007 Results
     Highlights
w	Net income for the first quarter of $16.9 million, or $0.39 per diluted share

w	Investments in property, plant & equipment for three months ended March 31, 2007 for ITCTransmission and METC of $47.5 million and $20.0 million, respectively
Novi, Michigan – May 7, 2007 – ITC Holdings Corp. (NYSE: ITC) today announced its first quarter results for the period ended March 31, 2007. Net income for the quarter was $16.9 million, or $0.39 per diluted share, compared to $2.7 million, or $0.08 per diluted share for the first quarter of 2006.
“ITC is on track for another good year as we continue to deliver on our commitments to our customers and shareholders” said Joseph L. Welch, president and CEO of ITC. “ITCTransmission and METC’s investments in Michigan’s electric transmission grid continue to support our mission of increasing reliability for our customers and enabling access to competitive energy markets.”
In the first quarter of 2007, ITCTransmission invested $47.5 million and METC invested $20.0 million in their respective transmission systems.
ITC reported operating revenues of $101.3 million for the first quarter 2007, an increase of $62.2 million over the comparable period last year. Network revenues increased by $27.6 million due to the inclusion of amounts for METC not included in the 2006 period. In addition, network revenues increased by $11.9 million due to increased billed network rates and $1.2 million due to higher loads at ITCTransmission in the first quarter of 2007 compared to the same period in 2006. In addition, operating revenues increased $17.1 million due to the Attachment O revenue accrual for both ITCTransmission and METC as a result of Forward-Looking Attachment O. Effective January 1, 2007, under Forward-Looking Attachment O, expenses are recovered on a current rather than lagging basis.
Operation & Maintenance (O&M) expenses of $18.5 million during the first quarter of 2007 were $11.9 million higher than the same period in 2006. This increase was mainly due to $11.4 million of O&M expenses incurred due to the inclusion of METC in the first quarter of 2007 for labor, transmission structure maintenance, vegetation management, site and general support costs, easement payments and transmission system monitoring and control expenses. O&M expenses increased at ITCTransmission by $0.6 million primarily as a result of additional vegetation management.
General and administrative (G&A) expenses of $15.0 million for the first quarter of 2007 were $7.5 million higher than the same period in 2006. Mainly as a result of the acquisition of METC, G&A expenses increased $6.2 million due to higher professional advisory and consulting services, business expenses and compensation and benefits. Additionally, G&A expenses at ITC increased by $1.3 million mainly due to the costs associated with the securities offering by International Transmission Holdings Limited Partnership and expenses at ITC Grid Development for salaries, benefits and general business expenses incurred during the first quarter of 2007.

Depreciation and amortization expenses increased in the three months ended March 31, 2007 compared to the same period in 2006 due to the acquisition of METC, which resulted in an additional $4.0 million of depreciation expense related to property, plant and equipment and $1.6 million due to the amortization of METC’s regulatory assets and intangible assets associated with the METC ADIT deferral and regulatory asset deferral. In addition depreciation expense increased at ITCTransmission due to a higher depreciable asset base as a result of property, plant and equipment additions during the first quarter 2007 and the year ended 2006.
Taxes other than income taxes of $8.8 million in the first quarter of 2007 increased by $3.4 million compared to the same period in 2006. At ITCTransmission property taxes increased by $0.6 million in the first quarter of 2007 mainly due to 2006 capital additions, which are included in the assessments for 2007 personal property taxes. Additionally, METC incurred $2.1 million of property tax expense in the first quarter of 2007 which was not included in the same period in 2006. Taxes other than income taxes also increased by $0.6 million due to higher payroll taxes resulting from personnel additions.
In the first quarter of 2007 interest expense increased $11.9 million compared to the same period in 2006 primarily due to higher borrowing levels to finance our capital expenditures and the acquisition of METC.
Guidance for 2007
For 2007 earnings per diluted share are expected to be between $1.50 and $1.60, as previously disclosed. Capital expenditures for 2007 are expected to be approximately $190 million and $50 million for ITCTransmission and METC, respectively.
First Quarter Conference Call
ITC will conduct a conference call to discuss first quarter 2007 earnings results at 11:00 a.m. ET Monday, May 7, 2007. Joseph L. Welch, president and CEO, will provide a business overview and Edward M. Rahill, senior vice president and CFO, will provide a financial update of the first quarter of 2007. Individuals wishing to participate in the conference call may dial toll-free (866) 293-8972 (domestic) or (913) 312-1232 (international); there is no passcode. The conference call replay, available through May 16, 2007 can be accessed by dialing toll-free (888) 203-1112 (domestic) or (719) 457-0820 (international), passcode 1772834. Investors, the news media and the public may listen to a live internet broadcast of the meeting at http://investor.itc-holdings.com. The webcast also will be archived on the ITC website at http://investor.itc-holdings.com.
Other Available Information
More detail about the 2007 first quarter results may be found in ITC’s Form 10-Q filing. Once filed with the SEC, an electronic copy of the 10-Q can be found at ITC Holdings Corp.’s website, http://investor.itc-holdings.com. Printed copies can be obtained by contacting us either through our website or the phone listings below.
About ITC Holdings Corp.
ITC Holdings Corp. (NYSE: ITC) is in the business of electricity transmission infrastructure improvements as a means to improve electric reliability, reduce congestion and lower the overall cost of delivered energy. Through our operating subsidiaries, ITCTransmission and METC, we are the only publicly traded company engaged exclusively in the transmission of electricity in the United States. We are also the largest independent electric transmission company and the eighth largest electric transmission company in the country based on transmission load served. Our business strategy is to operate, maintain and invest in our transmission infrastructure in order to enhance system integrity and reliability and to reduce transmission constraints. By pursuing this strategy, we seek to reduce the overall cost of delivered energy for end-use consumers by providing them with access to electricity from the lowest cost electricity generation sources. ITCTransmission and METC operate contiguous, fully-regulated, high-voltage systems in Michigan’s Lower Peninsula, an area with a population of approximately 9.8 million people, that transmit electricity to local electricity distribution facilities from generating stations throughout Michigan and surrounding areas. Subsidiary ITC Grid Development, LLC expects to focus on partnering with local entities and utilities in regions where significant transmission improvements are needed. The first region in which ITC Grid Development, LLC expects to focus its efforts is the Great Plains region, specifically in Kansas, through the formation of its subsidiary ITC Great Plains, LLC. For more information on ITC Holdings Corp., please visit http://www.itc-holdings.com. For more information on ITCTransmission or METC, please visit http://www.itctransco.com or http://www.metcllc.com, respectively. For more information on ITC Great Plains, please visit http://www.itcgreatplains.com. (itc-ITC)
Safe Harbor Statement
This press release contains certain statements that describe our management’s beliefs concerning future business conditions and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “anticipates”, “believes”, “intends”, “estimates”, “expects”, “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among other things the risks and uncertainties disclosed in our annual report on Form 10-K and our quarterly reports on Form 10-Q filed with the Securities and Exchange Commission from time to time.
Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. They speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise, unless required by law.
Investor/Analyst contact: Pat Wenzel (248.374.7200, pwenzel@itc-holdings.com)
Media contact: Lisa Aragon (248.835.9300, laragon@itc-holdings.com)

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share data)

	Three months ended
	March 31,
	2007	2006
OPERATING REVENUES	$101,274	$39,069

OPERATING EXPENSES

Operation and maintenance	18,540	6,657
General and administrative	15,023	7,477
Depreciation and amortization	16,122	8,870
Taxes other than income taxes	8,770	5,346

Total operating expenses	58,455	28,350

OPERATING INCOME	42,819	10,719

OTHER EXPENSES (INCOME)

Interest expense	19,132	7,240
Allowance for equity funds used during construction	(1,240)	(522)
Loss on extinguishment of debt	349	—
Other income	(702)	(301)
Other expense	333	150

Total other expenses (income)	17,872	6,567

INCOME BEFORE INCOME TAXES	24,947	4,152

INCOME TAX PROVISION	8,092	1,499

INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE	16,855	2,653

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE (NET OF TAX OF $16)	—	29

NET INCOME	$16,855	$2,682

Basic earnings per share	$0.40	$0.08
Diluted earnings per share	$0.39	$0.08

Weighted-average basic shares	42,091,356	32,984,807
Weighted-average diluted shares	43,293,874	33,982,045

Dividends declared per common share	$0.2750	$0.2625

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)
(in thousands, except share data)

	March 31,	December 31,
	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$31,276	$13,426
Restricted cash	4,634	4,565
Accounts receivable	36,953	35,325
Inventory	36,641	25,408
Deferred income taxes	11,273	21,023
Other	4,522	9,926

Total current assets	125,299	109,673

Property, plant and equipment (net of accumulated depreciation and amortization of $619,178 and $608,956, respectively)	1,253,709	1,197,862
Other assets
Goodwill	623,338	624,385
Intangible assets (net of accumulated amortization of $756 and $0, respectively)	57,651	58,407
Regulatory assets- acquisition adjustment	90,095	91,443
Other regulatory assets	27,097	26,183
Attachment O revenue accrual	17,140	—
Deferred financing fees (net of accumulated amortization of $3,643 and $4,817, respectively)	13,778	14,490
Other	6,978	6,354

Total other assets	836,077	821,262

TOTAL ASSETS	$2,215,085	$2,128,797

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$38,999	$33,295
Accrued payroll	2,835	5,192
Accrued interest	7,418	18,915
Accrued taxes	8,693	14,152
METC rate case accrued liability	20,000	20,000
Other	6,292	8,012

Total current liabilities	84,237	99,566
Accrued pension liability	8,457	7,782
Accrued postretirement liability	3,768	3,268
Deferred income taxes	74,861	75,730
Regulatory liabilities	140,191	138,726
Asset retirement obligation	5,440	5,346
Other	4,241	3,857
Long-term debt	1,356,514	1,262,278

STOCKHOLDERS’ EQUITY
Common stock, without par value, 100,000,000 shares authorized, 42,419,350 and 42,395,760 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	526,401	526,485
Retained earnings	11,914	6,714
Accumulated other comprehensive loss	(939)	(955)

Total stockholders’ equity	537,376	532,244

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,215,085	$2,128,797

ITC HOLDINGS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three months ended
	March 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$16,855	$2,682
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	16,122	8,870
Attachment O revenue accrual	(17,140)	—
Amortization of deferred financing fees and discount on long-term debt	470	372
Stock-based compensation expense	1,127	583
Loss on extinguishment of debt	349	—
Amortization of regulatory assets	483	483
Deferred income taxes	8,881	1,412
Other long-term liabilities	1,559	1,518
Other regulatory assets	(1,114)	—
Allowance for equity funds used during construction	(1,240)	(522)
Other	(716)	(546)
Changes in current assets and liabilities, exclusive of changes shown separately	(15,635)	(13,727)

Net cash provided by operating activities	10,001	1,125

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(73,788)	(28,709)
Other	925	—

Net cash used in investing activities	(72,863)	(28,709)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	—	99,890
Borrowings under revolving credit facilities	235,900	11,700
Repayments of revolving credit facilities	(141,700)	(70,000)
Issuance of common stock	341	118
Dividends on common stock	(11,655)	(8,731)
Repurchase and retirement of common stock	(1,841)	—
Debt issuance costs	(333)	(1,383)

Net cash provided by financing activities	80,712	31,594

NET INCREASE IN CASH AND CASH EQUIVALENTS	17,850	4,010

CASH AND CASH EQUIVALENTS – Beginning of period	13,426	24,591

CASH AND CASH EQUIVALENTS – End of period	$31,276	$28,601

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